25 Greens Hill Lane • Rutland, VT 05701 p. 802-775-0325 • f. 802-775-3290

Exhibit 10.3
October 31, 2023

Bradford J. Helgeson
Basking Ridge, NJ
helgeson.brad@gmail.com

Dear Brad:
We are pleased to extend you an offer of employment as our Executive Vice President and Chief Financial Officer with Casella Waste Systems, Inc. (Casella) beginning on or about November 6, 2023. In this position you will report directly to myself. We expect you to spend approximately four (4) days per week at Casella’s home office in Rutland or at other Casella sites.
1.Base Pay. Your base pay will be eighteen thousand seven hundred fifty dollars ($18,750) payable on a semi-monthly basis. Your semi-monthly pay amounts to an annual base salary of four hundred fifty thousand dollars ($450,000). Standard taxes and withholding as required by law will be deducted from your paycheck each pay period. You will have a review of your performance on the department’s common anniversary of April 1st and based on your performance and results achieved, you may be eligible for an additional increase at that time.
2.Bonus. You will be eligible to participate in our annual incentive plan with a bonus target of eighty five percent (85%) of your annual base salary. The actual amount of any bonus will be based on overall company performance and your performance relative to the annual goals established for your position in accordance with the Company Incentive Compensation Plan. The bonus criteria will be outlined the beginning of each calendar year.
3.Stock. This position will be eligible to participate in the annual Restricted Stock program administered annually by the Board of Directors. Your participation will be at levels comparable to similar roles within Casella and will be ultimately defined by the Board of Directors during their annual stock compensation grant review.
We anticipate you to receive an annual grant of one hundred seventy-five thousand dollars ($175,000) of Restricted Stock Units (RSUs) and five hundred twenty-five thousand dollars ($525,000) of Performance Stock Units (PSUs) each year during the typical first quarter grant period. These RSUs will vest in three (3) equal installments, with the first one-third vesting on the first anniversary, the second one-third vesting on the second anniversary, and the last one-third vesting on the third anniversary. The PSUs will have company-wide performance targets set at the time of the grant, and based upon the achievement of such performance targets, the PSUs will vest after the completion of the third year.
In addition, we would like to offer you a one-time grant of one hundred fifty thousand dollars ($150,000) of Restricted Stock Units (RSUs) on your first day. The number of RSUs will be determined as such: one hundred fifty thousand dollars ($150,000) grant divided by the closing market price of CWST on your starting day. These RSUs will vest in three (3) equal installments, with the first one-third vesting on the first anniversary, the second one-third vesting on your second anniversary, and the last one-third vesting on your third anniversary.

CASELLA RESOURCE SOLUTIONS ZERO-SORT® RECYCLING • COLLECTION • ORGANICS • ENERGY • LANDFILLS	casella.com

25 Greens Hill Lane • Rutland, VT 05701 p. 802-775-0325 • f. 802-775-3290

We would also like to offer you a one-time grant of seventeen thousand five hundred (17,500) Stock Options (Options) on your first day, with the split between Incentive Stock Options (ISO) and Nonqualified Stock Options (NQ) to be determined based on the stock value, the strike price will be set to the closing price as of your first day, and the options will have a ten (10) year term. These Options will vest in five (5) equal installments, with the first one-fifth vesting on the first anniversary, the second one-fifth vesting on your second anniversary, the third one-fifth vesting on your third anniversary, the fourth one-fifth vesting on your fourth anniversary, and the final one-fifth vesting on your fifth anniversary.
4.Benefits. In exception to our standard policy, you will be eligible to receive four (4) weeks paid time off (combination of vacation and personal time) during your first through ninth (9th) year with your initial year pro-rated to your start date, after which time you will receive additional paid time off in accordance with Company policy. In addition, you will receive six (6) paid holidays.
You will become eligible for our medical benefits on the first of the month following sixty (60) consecutive days of employment. A Benefit Enrollment Guide will be sent to you within your first month of employment. The Company will reimburse you for your COBRA costs until you become eligible for your Casella sponsored benefits.
Similarly, you will be eligible to participate in the 401(k) as a salaried employee with a fifty percent (50%) match up to two percent (2%) of your annual income, or one thousand five hundred dollars ($1,500), whichever is greater.
5.Relocation: You will be eligible to receive a one-time, taxable relocation allowance to be mutually determined ahead of such relocation to assist you with your relocation to the greater Rutland, VT area. This payment is intended to cover cost of this relocation and related costs. By signing this offer letter, you agree to pay this amount back to Casella on a pro-rata basis should you voluntarily leave the company within twenty-four (24) months of employment following the payment date or if terminated for cause within twelve (12) months of the payment date. Casella does not accept any responsibility for damage, theft, or loss of your household or personal belongings as a result of this payment for relocation expenses. This payment is considered wages by the IRS unless you can account for these expenses when you complete your taxes.
Additionally, you will be eligible for reimbursement of temporary, transitional housing expenses for up to a period of two (2) months to assist you while you secure housing in the greater Rutland, VT area. This benefit can be extended at the discretion of the Company.
6.Business Travel. This position will require you to travel and therefore, expenses directly related to business travel – airfare, hotels, meals, etc. – will be reimbursed to you using the company expense reimbursement program. Business travel will be done using your personal vehicle, and you shall receive a $600 monthly vehicle allowance and a company fuel card.
7.Continuous Improvement & Professional Development. As a member of the Casella team, you will have access to tools, training, and other technical assistance to aid in your personal and professional development to ensure you thrive within your field and with the Company.
8.Company Policies and Employee Handbook. You will be guided by the policies, practices, and procedures set forth in the Casella Employee Handbook and eligible for the benefits conferred upon employees as described in the Employee Benefits Enrollment Guide.

CASELLA RESOURCE SOLUTIONS ZERO-SORT® RECYCLING • COLLECTION • ORGANICS • ENERGY • LANDFILLS	casella.com

25 Greens Hill Lane • Rutland, VT 05701 p. 802-775-0325 • f. 802-775-3290

9.Nondisclosure & Noncompetition Agreement. As an employee of Casella Waste Systems, Inc. you are required to sign a Nondisclosure and Noncompetition Agreement (enclosed).
10.Contingencies. The employment offer above is contingent on a satisfactory background check and completion of reference checks. The offer is also contingent upon Board approval of your appointment as the Chief Financial Officer and the Compensation and Human Capital Committee approval of your up-front stock grants.
We are very excited about the opportunity for you to join our team and help build shareholder value. We believe your knowledge, energy and experience will help us achieve the goals we have established for our Company. We look forward to you joining our team, and would appreciate it if, upon receipt and review of this letter, you would confirm your acceptance of our offer.

Sincerely,
CASELLA WASTE SYSTEMS, INC.

/s/ Edmond R. Coletta

Ned Coletta
President & Chief Financial Officer

Understood, Accepted and Agreed:

By: /s/Bradford J. Helgeson 10/31/2023
Name Date

CASELLA RESOURCE SOLUTIONS ZERO-SORT® RECYCLING • COLLECTION • ORGANICS • ENERGY • LANDFILLS	casella.com